Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Reports Change in Board of Directors

HOUSTON, TX — (BUSINESS WIRE) — May 28, 2013 — Cobalt International Energy, Inc. (“Cobalt”) (NYSE: CIE) today announced the resignation of each of Michael G. France, N. John Lancaster and Scott L. Lebovitz from its Board of Directors, each effective immediately.

Mr. France resigned as a Class III Director of Cobalt effective immediately. Mr. France is a Managing Director of First Reserve Corporation and has been a Director of Cobalt since April 2011. Mr. N. John Lancaster resigned as a Class I Director of Cobalt effective immediately. Mr. Lancaster is a Managing Director of Riverstone and has been a Director of Cobalt since May 2010. Mr. Lebovitz resigned as a Class III Director of Cobalt effective immediately. Mr. Lebovitz is a Managing Director in the Merchant Banking Division of Goldman, Sachs & Co. and has been a Director of Cobalt since April 2011.

The reduction in the Board representation of First Reserve Corporation, Goldman, Sachs & Co. and Riverstone reflects their decreased ownership position in Cobalt, which is most recently the result of the completion of the previously announced registered public sale of shares of Cobalt’s common stock by funds affiliated with First Reserve Corporation, Goldman, Sachs & Co. and Riverstone on May 10, 2013. As a result of these resignations, the size of the Board has been reduced from thirteen to ten Directors.

Joseph H. Bryant, Cobalt’s Chairman and Chief Executive Officer, commented: “We will miss Mike, John and Scott’s guidance and perspective. During their respective tenures on our Board, they have each made significant contributions to Cobalt’s success by providing valuable insight into the development of our overall vision and business strategies. We wish each of them the very best in all of their current and future pursuits.”

About Cobalt

Cobalt is an independent oil exploration and production company active in the deepwater U.S. Gulf of Mexico and offshore Angola and Gabon in West Africa.  Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Contacts

Investor Relations: Richard A. Smith, +1 (713) 579-9141 Vice President, Investor Relations, Compliance and Risk Management	Media Relations: Lynne L. Hackedorn, +1 (713) 579-9115 Vice President, Government and Public Affairs